Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to Registration Statement (Form S-3 No. 333-148142) and related Prospectus of Cal Dive International, Inc. for the registration of 61,506,691 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2008, with respect to the consolidated and combined financial statements of Cal Dive International, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Cal Dive International, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 25, 2008